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                                                                      EXHIBIT 12

            COMPUTATION OF RATIO OF (LOSSES) INCOME TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)





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
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                                                                              Year Ended December 31,
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                                                        2000            1999           1998           1997           1996
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
(Loss) income before from continuing operations
   before income taxes                               $(756,100)      $ 360,339      $ 236,829      $ 211,068      $ 161,024

Add fixed charges:
  Interest expense                                     628,839         465,256        373,581        325,467        286,486
  One-third of rent expense                              4,125           2,995          2,778          2,059          1,842
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Total fixed charges                                    632,964         468,251        376,359        327,526        288,328
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Net (loss) income as adjusted                        $(123,136)      $ 828,590      $ 613,188      $ 538,594      $ 449,352
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Ratio of (loss) income to fixed charges                  (0.19)           1.77           1.63           1.64           1.56
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